ARTICLES SUPPLEMENTARY OF
AMT CAPITAL FUND, INC.

AMT Capital Fund, Inc. (the "Fund"), hereby certifies to the State Department of Assessments and Taxation of Maryland as follows:

FIRST:	Pursuant to the authority expressly vested in the Board
of Directors of the Fund by Article FIFTH of the Articles of Incorporation, as amended, the Board of Directors has reclassified and designated 250,000,000 shares each of the authorized but unissued shares of the Money Market Portfolio and the National Municipal Money Market Portfolio, par value $.001 per share, as 250,000,000 shares each of the U.S. Market Index Portfolio and the International Equity Portfolio, each with a par value of $.001 per share.

SECOND:	Pursuant to the authority expressly vested in the Board
of Directors of the Fund by Article FIFTH of the Articles of Incorporation, as amended, the Board of Directors has reclassified and designated the 250,000,000 shares of the authorized but unissued shares of the U.S. Market Index Portfolio, par value $.001 per share, as 150,000,000 shares of the Large Cap Index Portfolio and 100,000,000 shares of the Small/Mid Cap Index Portfolio, each with a par value of $.001 per share.

THIRD:	The International Equity Portfolio, Large Cap Index
Portfolio, and Small/Mid Cap Index Portfolio shall have the same preferences, conversions, and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemptions as were afforded to the Money market Portfolio and National Municipal Money Market Portfolio as set forth in Article FIFTH of the Articles of Incorporation of the Fund, as amended.

IN WITNESS THEREOF, the Fund has caused there Articles Supplementary to be signed in its name and on its behalf on this 6th day of October, 1994, by its President who acknowledges that to the best of his knowledge, information and belief and under penalties of perjury, all matters and facts contained in these Articles Supplementary are true in all material respects.


ATTEST: 				AMT CAPITAL FUND, INC.

/s/ William E. Vastardis		                 /s/ Alan M. Trager
    William E. Vastardis		                     Alan M. Trager
    Secretary				                              President